Exhibit 4.3

VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

This Management Discussion and Analysis (“MD&A”) of VERSES AI Inc. (“Company” or “VERSES”) is for the year ended March 31, 2024, and is prepared by management using information available as of July 2, 2024. The Company’s fiscal year end is March 31. The three months ended March 31, 2024, is referred to as “Q4 2024”, and the three months ended on March 31, 2023 is referred to as “Q4 2023”. This MD&A should be read in conjunction with the Company’s audited consolidated financial statements for the year ended March 31, 2024, and the notes thereto, prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board.

This MD&A complements and supplements, but does not form part of, the Company’s audited consolidated financial statements. This MD&A contains forward-looking statements. Statements regarding the adequacy of cash resources to carry out the Company’s software development and/or customer development or the need for future financing are forward-looking statements. All forward-looking statements, including those not specifically identified herein, are made subject to cautionary language.

This MD&A is prepared in conformity with National Instrument (“NI”) 51-102F1 Continuous Disclosure Obligations.

All dollar amounts referred to in this MD&A are expressed in United States dollars unless otherwise indicated.

DISCLAIMER FOR FORWARD LOOKING STATEMENTS

This following MD&A contains “forward-looking statements” (also referred to as “forward-looking information”) within the meaning of applicable Canadian securities legislation. All statements, other than statements of historical facts, included in this MD&A that address activities, events or developments that the Company expects or anticipate will or may occur in the future, including statements about the anticipated impact of the operations of the Company, as well as the benefits expected to result from capital expenditures, potential management contracts for ongoing services, and other such matters are forward-looking statements. When used in this MD&A, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, among other things, statements relating to the Genius™ beta program and the Company’s future objectives and plans.

There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements are based will occur. Forward looking statements are subject to risks, uncertainties and assumptions, including those discussed elsewhere in this MD&A. Although the Company believes that the expectations represented in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are based on a number of assumptions of management, including, without limitation: that the Genius™ beta program will proceed as planned and that the Company will be able to operate and advance its business objectives as currently anticipated.

Some of the risks which could affect future results and could cause results to differ materially from those expressed in the forward-looking statements contained herein include but are not limited to risks related to: failure to launch the Genius™ beta program as anticipated, or at all; general business operations; sales assumptions; limited operating history; development of the Company’s brand; competition; need for continued improvement; intellectual property issues; interactive digital media; potential liability claims; litigation; insurance; economic downturns; currency; key personnel; conflicts of interest; changes in general applicable laws; compliance with advertising laws and regulations; foreign operations; no guaranteed return on investment; dilution; fluctuation of share price; access to capital; internal controls; accounting policies; and other factors beyond the control of the Company. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risks as more particularly described under “Risk Factors.” Although the Company attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

BUSINESS OVERVIEW

The Company was incorporated under the Business Corporations Act (British Columbia) (the “BCBCA”) on November 19, 2020, under the name Chromos Capital Corp. On June 17, 2021, the Company changed its name to Verses Technologies Inc. and on June 21, 2021, the Company entered into a Contribution Agreement with Verses Technologies USA, Inc. (formerly Verses Labs Inc.) (“VTU”) pursuant to which VTU’s shareholders exchanged all of the outstanding shares for Subordinate Voting Shares of the Company (the “VTU Transaction”). Upon closing of the VTU Transaction on July 20, 2021, VTU became a wholly owned subsidiary of the Company, the shareholders of VTU held the majority of the Company’s outstanding Subordinate Voting Shares, all of the Company’s business was conducted through VTU and the management of VTU became the Company’s management.

On March 31, 2023, the Company changed its name to VERSES AI Inc.

VERSES is a cognitive computing company specializing in next generation artificial intelligence (“AI”) systems. The Company is primarily focused on developing Genius™, an intelligence-as-a-service smart software platform, which absorbs the Company’s KOSM™ and KOSM Exchange products.

The Company’s business is based on the idea of the “Spatial Web” – an open, hyper-connected, context-aware, governance-based network of humans, machines and AI. The Company’s ambition is to build tools that enable the Spatial Web to become a proponent of in transition from the information age to the intelligence age.

The Company’s approach to building intelligent systems is patterned after the Free Energy Principle (“FEP”) – a theory of intelligence, living systems, and the biological algorithms found in nature – and leverages Hyperspatial Modeling Language (“HSML”), an invention for encoding knowledge and rules in a universal format.

Products

Generative AI models like GPT and DALL-E-2 excel at producing written and visual content by predicting the next statistically most likely word or pixel based on “correlations” and patterns found in enormous training data sets. While some outputs might suggest some spark of intelligence, mathematically, such generative AI models simply mimic the input data on which they were trained, including the biases therein, without genuine understanding or reasoning. Further, there are ethical concerns around, among other things, the predisposition of such technology for potentially generating misinformation, and the likelihood of intellectual property infringement used in training data without consent or remuneration. The Company believes it will take more than increasing the volume of training data sets to create artificial general intelligence (“AGI”).

Genius™

VERSES’ flagship product, Genius™, generates intelligent agents (“Genius Agents”), each having a “digital brain”, that transforms data into an interoperable knowledge model (“Genius Core”) in order to infer the “causality” and hidden states that generate the data they observe. This causal modeling or “inference” mechanism is built on the Company’s active inference-based framework (“Active Inference”) (designed upon the FEP), and represents a form of learning, understanding, and reasoning with the aim of increasing prediction accuracy.

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VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

In conventional computing, storage and compute are independent components and the sequential data transfer between the two is massively inefficient in both time and energy. In the brain, neurons function as both memory and processor and, being interconnected, process information in parallel. Genius Core and Genius Agents function like memory and processor, respectively, and, like a biological neural network, the symbiotic relationship between the two blurs the line between memory and processing and therefore Genius™ can be described as a neuromorphic architecture. For clarity, Genius Agents and Genius Core are not separate products but rather two sides of the same coin (Genius™).

Genius Agents

Genius Agents read from and write to HSML knowledge models to learn, reason and adapt. Much like a real assistant, Genius Agents are designed to solve complex problems based on context, intent, requirements, and restrictions. The more context (such as location, schedule, weather, history, preferences, goals, and available resources) that a Genius Agent has, the more hyper-personalized the results and recommendations it can provide. Genius Agents are designed to adapt to dynamically changing conditions and collaborate with other agents, which is essential for evolving from automatic, to automated, to autonomous, and ultimately, to autonomic self-organizing systems.

Genius Agents can perform other highly context-dependent, multi-decision, and multi-step functions in a professional capacity such as aggregating information from multiple sources into a unified report with charts, graphs, summaries, and suggested action items. For instance, a Genius Agent could ingest a number of unstructured pdfs of research papers and generate an HSML knowledge graph mapping all authors, university attributions, bibliographical references, external citations, diagrams, formulas, and other content to answer complex questions – the answers to which are not explicit and must be inferred.

Genius Core

Data structures such as document-oriented databases, knowledge graphs, and vector databases offer different solutions for data storage and retrieval, each having unique strengths and weaknesses. Genius Core is a unique search, recommendation, and knowledge engine that combines the benefits of all three types (document, graph, and vector) by transforming structured and unstructured data into a unified hyperspatial knowledge model that is uniquely suited to serve as memory for AI systems which need to represent complex multidimensional relationships. In Genius Core, entities and their relationships are modeled in HSML and queried via Hyperspatial Query Language (“HSQL”).

Wayfinder Services

WAYFINDER™ Services are specialized Genius Agents designed to address real world spatial challenges. Examples include routing, slotting, sequencing, and capacity management which entail optimizing for travel distance and travel time. VERSES developed a reference application, WAYFINDER Mobile, powered by Genius™, that is designed to demonstrate the benefits of a multi-dimensional knowledge model applied to the supply chain sector. It assists warehouse workers with several day-to-day tasks, including picking, put-away, inventory inquiries and replenishment. This handheld app directs users safely through an environment using a multi-modal guided workflow that includes both visual and audio instructions. It works in combination with a web-based WAYFINDER Portal to optimize and automate task-based operations in logistics-heavy environments such as warehouses and retail locations by improving the use of space and the flow of assets through them via highly contextualized, predictive AI-assisted modeling and routing.

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VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

Business Model

The Company launched a private beta program of its Genius™ software with a few select partners, with whom the Company has existing business relationships by June 20, 2024, and thereafter expects to launch a publicly accessible beta program for a broader number of developers to ensure systems and resources are in place to meet demand at scale. A fully open beta program is expected to precede a full 1.0 launch of Genius™, which is estimated to occur in 2025.

Highlights - Q4 2024 and Subsequent Events

On January 18, 2024, the Company announced a partnership with Analog, a company led by Alex Kipman and backed by G42 Capital SPV RSC Ltd. (“G42”), aiming to transform Abu Dhabi’s urban landscape through smart city projects.

Driven by urbanization, efficient resource management, public safety, and energy optimization, governments are increasingly adopting smart city initiatives to address the challenges of a growing population. These efforts aim to enhance infrastructure in critical areas like mobility, utilities, safety, and healthcare.

VERSES has partnered with Analog on Smart City projects in Abu Dhabi in anticipation of this expected market growth. Utilizing VERSES’ Genius™platform, these initiatives will focus on key sectors such as smart mobility, healthcare, and energy, in collaboration with UAE industry stakeholders.

On March 18, 2024, the Company announced that VTU had accepted interest free loans from arms length investors in the aggregate amount of $2,000,000 (the “March 2024 Loans”). Each loan matures on the earlier of (the “VTU Loan Maturity Date”): (i) March 10, 2025; and (ii) the date the Company completes a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells its securities to one or more bona fide third-parties (an “Equity Financing”). On the VTU Loan Maturity Date, VTU may elect to repay the loan by way of cash, or through the issuance of Subordinate Voting Shares at a per share price equal to the price of the securities issued in the Equity Financing, subject to the approval of Cboe Canada. On April 17, 2024, the Company extinguished and settled the March 2024 Loans by way of cash repayment.

On April 17, April 29 and May 16, 2024, the Company completed three tranches of a private placement offering (the “2024 Special Warrant Financing”) of 10,000,000 special warrants (the “2024 Special Warrants”) at an issue price of CAD$1.00 per 2024 Special Warrant for aggregate gross proceeds of CAD$10,000,000. Each 2024 Special Warrant shall convert into one unit (a “2024 Special Warrant Unit”) upon the earlier of: (i) the Company obtaining a receipt from the applicable securities commission(s) in Canada for the final prospectus qualifying the distribution of the Units to be issued upon exercise or deemed exercise of the Special Warrants; and (ii) the date that is four months and a day after date of issuance of the Special Warrants. Each 2024 Special Warrant Unit is comprised of one Subordinate Voting Share, and one-half of one Subordinate Voting Share purchase warrants (each whole warrant, a “2024 SW Unit Warrant”) Each 2024 SW Unit Warrant shall be exercisable into one Subordinate Voting Share at a price of CAD$1.50 per share for a period of 24 months from the date of issue of the 2024 SW Unit Warrants. In connection with the 2024 Special Warrant Financing, the Company paid to eligible finders: (i) CAD$317,286 in cash finder fees; and (ii) 316,536 finder warrants (the “2024 Finder Warrants), with each 2024 Finder Warrant exercisable into a unit of the Company (a “2024 Finder Unit”) for a period of two years from the date of issuance thereof. Each 2024 Finder Unit consists of a Subordinate Voting Share and one half of a Subordinate Voting Share purchase warrant (each whole warrant, a “2024 Finder Unit Warrant”). Each 2024 Finder Unit Warrant is exercisable into a Subordinate Voting Share at a price of CAD$1.50 for a period of two years from the date of issue of the 2024 Finder Unit Warrants.

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VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

On June 20, 2024, G42, through Expansion Project Technologies Holding 9 SPV RSC Ltd (EPTH) (“G42 SPV”), invested $10,000,000 in the Company via a private placement (the “G42 Financing”) of unsecured convertible units of the Company (a “G42 Unit”). Each G42 Unit consists of: (i) CAD$1,000 in principal amount of unsecured convertible debentures (“G42 Convertible Debentures”); and (ii) 500 detachable Subordinate Voting Share purchase warrants (“G42 Warrants”). The G42 Convertible Debentures bear interest at a rate of 10% per annum and mature on June 20, 2026 (the “G42 Debenture Maturity Date”). The principal amount of the G42 Convertible Debentures, together with all accrued interest, shall be convertible, for no additional consideration, on the earliest to occur of: (A) the date on which the Company completes an equity financing, in one or more tranches, for aggregate gross proceeds of at least CAD$15,000,000 at a price per Subordinate Voting Share of not less than CAD$1.00; (B) the date on which G42 elects to convert the G42 Convertible Debentures, and (C) G42 Debenture Maturity Date. In the event of a conversion of the Convertible Debentures: (x) on the G42 Debenture Maturity Date or at the election of G42, the convertible amount under the G42 Convertible Debentures shall be converted into such number of Subordinate Voting Shares as is equal to the convertible amount divided by CAD$1.20 per share; and (ii) in connection with an equity financing, the convertible amount shall be converted into such number of Subordinate Voting Shares as is equal to the convertible amount divided by the issue price per share sold pursuant to the equity financing, multiplied by 80%, provided that, in no event shall such conversion price be greater than CAD$1.20. Each G42 Warrant will be exercisable into one Subordinate Voting Share at a price of CAD$1.50 per share until June 20, 2027, subject to acceleration

In connection with the G42 Financing, G42 was granted 1,000,000 restricted stock units of Verses (“RSUs”), each vested RSU to be settled through the issuance of one Subordinate Voting Share. The RSUs will vest in installments of 10,000 RSUs for every C$100,000 of revenue derived by the Company from such commercial agreements. The Company also granted G42 SPV the right to be the lead investor and invest up to an additional $90,000,000 in a subsequent private placement of securities of the Company to raise aggregate gross proceeds of up to $350,000,000 at an anticipated post-money valuation of $3,500,000,000, subject to a 25% discount to be received by G42.

For all other quarters in fiscal 2024, refer to filed MD&As.

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VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

SELECTED QUARTERLY FINANCIAL INFORMATION

The following table presents selected financial information for each of the last eight quarters.

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	$	$	$	$
Revenue	587,862	544,536	558,814	275,519
Net comprehensive profit (loss)	(15,668,551)	(14,900,263)	(8,184,399)	(8,138,503)
Loss per class A subordinate voting shares - basic and diluted	(0.11)	(0.10)	(0.06)	(0.07)
Loss per class B proportionate voting shares - basic and diluted	(0.66)	(0.64)	(0.37)	(0.41)
Total assets	5,699,640	11,400,490	17,965,967	11,215,601
Working capital (deficit)	(7,270,243)	7,206,302	15,120,282	1,665,651

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	$	$	$	$
Revenue	392,492	560,546	278,547	373,519
Net comprehensive profit (loss)	(5,240,776)	(4,571,356)	(4,860,559)	(5,188,088)
Loss per class A subordinate voting shares - basic and diluted	(0.04)	(0.04)	(0.04)	(0.05)
Loss per class B proportionate voting shares - basic and diluted	(0.28)	(0.25)	(0.25)	(0.32)
Total assets	8,640,747	8,010,329	12,157,910	6,126,884
Working capital (deficit)	640,853	4,544,825	8,680,727	2,653,482

During the quarter ending June 30, 2022, the Company recorded a net comprehensive loss of $5,188,088, mainly due to research and development ($1,297,122), and share-based ($1,063,241) expenses.

During the quarter ending September 30, 2022, the Company recorded revenues of $278,547 and net comprehensive loss of $4,860,559, mainly due to investments in research and development of $1,518,954.

During the quarter ending December 31, 2022, the Company recorded revenues of $560,546 and net comprehensive loss of $4,571,356, mainly due to investments in research and development of $1,498,736.

During the quarter ended March 31, 2023, the Company recorded net comprehensive loss of $5,240,776, which is $669,420 higher than the net comprehensive loss recorded in the quarter ending December 31, 2023, due to lower grant income and revenue ($383,723), and higher interest expenses from the convertible debenture ($101,918).

During the quarter ended June 30, 2023, the Company recorded net comprehensive loss of $8,138,503, which is $2,897,727 higher than the net comprehensive loss recorded in the quarter ending March 31, 2023, due higher marketing expenses ($942,011), share-based payments from the revaluation of the options and broker warrants ($615,394), investor relations expenses ($465,535), and research and development expenses ($414,746).

During the quarter ended September 30, 2023, the Company recorded total net assets of $17,965,967 which is $6,750,366 higher than previous quarter mainly due to new fundraising in July 2023. The increase of net assets combined with the conversion of the convertible debentures resulted in a higher working capital, which is $13,454,631 higher than in the previous quarter.

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VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

During the quarter ended December 31, 2023, the Company recorded a net comprehensive loss of $14,900,263 which is $6,715,864 higher than previous quarter mainly due to the grant of stock options to employees and strategic consultants which resulted in a rise in share-based compensation to $6,267,643.

During the quarter ended March 31, 2024, the Company recorded a net comprehensive loss of $15,668,551 which is $768,288 higher than previous quarter mainly due a provision for legal settlement regarding an arbitration award against VTU for $6,307,258.

SELECTED QUARTERLY FINANCIAL INFORMATION

The following table sets forth selected financial information for Q4 2024 and Q4 2023, which has been derived from the audited consolidated financial statements and accompanying notes, in each case prepared in accordance with IFRS. The following discussion should be read in conjunction with the audited consolidated financial statements, and it may not be indicative of the Company’s future performance.

FINANCIAL RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2024

	Q4 2024	Q4 2023
Total revenue	$587,862	$392,492
Loss from Continuing Operations	(9,394,600)	(5,041,880)
Loss from Continuing Operations Per Class A Subordinate Voting Shares - Basic and Diluted	(0.06)	(0.04)
Loss from Continuing Operations Per Class B Proportionate Voting Shares - Basic and Diluted	(0.40)	(0.27)
Net loss	(15,668,551)	(5,240,776)
Loss Per Class A Subordinate Voting Shares - Basic and Diluted	(0.11)	(0.04)
Loss Per Class B Proportionate Voting Shares - Basic and Diluted	(0.66)	(0.28)
Total assets	5,699,640	8,640,747
Total liabilities	$11,889,378	$7,799,374

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VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

The following table provides an overview of the financial results in Q4 2024 as compared to Q4 2023:

	Q4 2024	Q4 2023
Revenue	$587,862	$392,492
Cost of revenue	(558,972)	(255,287)
	28,890	137,205
Expenses:
Accounting fees	142,468	100,633
Consulting fees	820,807	723,946
Depreciation	64,933	59,088
Investor relations	488,829	156,914
Legal fees	726,194	368,034
Management fees	28,567	-
Marketing	753,357	500,611
Office and general	391,641	397,892
Personnel expenses	1,000,833	640,678
Rent	14,235	7,071
Research and development	4,089,677	1,566,628
Share based payments	617,083	430,818
Travel and meals	284,866	226,772
	9,423,490	5,179,085
Other items:
Interest expense	(1,587)	(72,360)
Accretion expense	-	(36,626)
Other income	(19,550)	6,350
Legal claim expense	(6,307,258)	-
Grant income	154,709	(121,611)
LOSS BEFORE INCOME TAXES	$(15,568,286)	$(5,266,127)

DISCUSSIONS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2024

VERSES recorded a loss before income taxes of $15,568,286 in Q4 2024, which is $10,302,159 higher than the loss of $5,266,127 in Q4 2023, mainly attributed to the provision for legal claim ($6,307,258), increases in research and development ($2,523,049), personnel expenses ($360,155), and legal fees ($358,160).

Revenues

During Q4 2024, the Company’s revenue was $587,862, an increase of $195,370 compared to $392,492 during Q4 2023. This increase is attributable to the completion of a software implementation project during Q4 2024.

For the quarter ended	Q4 2024	Q4 2023	Change
Recognized at a point in time	$-	$120,000	$(120,000)
Recognized over the duration of contracts	587,862	272,492	315,370
Total Revenue	$587,862	$392,492	$195,370

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VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

The Company’s proof-of-concept projects were short term trial projects, usually lasting between three to six months, that were designed to implement a limited portion of our planned product offerings, without all of the functionalities, to demonstrate to the potential customer the feasibility of such product. The agreements entered into with clients regarding proof-of-concept projects generally required the Company to deliver only one performance obligation to each client. The specific performance obligation required by us in a proof-of concept varied, and included making our software deliverable in a portion of the controlled environments of our customers. The Company recognized revenue at the time the performance obligation was completed. For the three months ended March 31, 2023, the Company recognized $120,000 in revenue from proof-of-concept projects. The Company no longer conducts proof-of-concept projects.

The Company’s SaaS setup projects are longer term projects with clients where the Company implements and manages the product offerings. In August 2021, we entered into a SaaS agreement (the “NRI SaaS Agreement”) with NRI USA, LLC (“NRI”), with respect to the implementation of WAYFINDER into NRI’s warehousing operations. Pursuant to the NRI SaaS Agreement, the Company granted to NRI the right and license to access WAYFINDER and Genius in conjunction with the creation and management of “3-D digital twins” (digital mapping) at NRI’s fulfillment centers. In consideration of the grant of license and the training and support offered by VERSES, NRI agreed to pay the Company an aggregate of $9,000,000 pursuant to the following fee schedule:

● $1,500,000 on September 1, 2021;

● $350,000 every three months starting on September 1, 2022 and ending on June 1, 2026; and

● $475,000 every three months starting on September 1, 2026 and ending on June 1, 2027.

Performance obligations under our SaaS projects generally include: application program interface (“API”) integration, testing and refining; validation and quality assurance testing; mapping business processes and dataflow to design the integration product; data cleanup; developing a business continuity plan; mobile application development, testing and deployment; implementing mobile design activities; training tools to support rollout of product; and developing a support portal and setting the service support framework for such portal. During the three months ended March 31, 2023, the Company recognized $272,492 from NRI, while revenues from NRI represented 51% of the total revenues during the three months ended March 31, 2024.

Regarding the performance obligations of the Genius beta testing, the Company previously committed to providing 90 days of complimentary access to a limited number of enterprise-level clients on a confidential basis, with the goal of receiving feedback on Genius from such clients. The feedback becomes the property of the Company at the end of the testing period, and the Company is not under any obligation to provide additional products or services or to support the products provided during the trial period after it ends.

Contracts with an expected duration of greater than a year contain performance obligations which are not yet satisfied in an amount of $4,147,924 as of March 31, 2024 (2023 - $5,256,055). The remaining allocated transaction price will be recognized as revenue as performance obligations are completed.

Cost of revenue

The Company incurred $558,972 in cost of revenue during Q4 2024, an increase of $303,685 when compared to $255,287 during Q4 2023, mainly attributed to higher third party costs related to the software implementation project.

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VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

Expenses

Expenses increased $4,244,405 from $5,179,085 in Q4 2023 to $9,423,490 in Q4 2024. The changes in expenses were attributable to the following items:

For the period ended	Q4 2024	Q4 2023	Change
Accounting fees	$142,468	$100,633	$41,835
Consulting fees	820,807	723,946	96,861
Depreciation	64,933	59,088	5,845
Investor relations	488,829	156,914	331,915
Legal fees	726,194	368,034	358,160
Management fees	28,567	-	28,567
Marketing	753,357	500,611	252,746
Office and general	391,641	397,892	(6,251)
Personnel expenses	1,000,833	640,678	360,155
Rent	14,235	7,071	7,164
Research and development	4,089,677	1,566,628	2,523,049
Share based payments	617,083	430,818	186,265
Travel and meals	284,866	226,772	58,094
Total operating expenses	$9,423,490	$5,179,085	$4,244,405

●	The investor relations increase of $331,915 is mostly attributed to the corporate and business strategy, including the introduction of the Company on international exchanges and partners, especially in the European market.

●	Legal fees increased by $358,160 when compared to the previous year mainly due to special projects being conducted by the legal team plus litigation expenses.

●	The increase of $252,746 is mostly related to digital marketing services.

●	Research and development increased by $2,523,049 as the Company increased the size of the team to focus on development of its products.

●	Share based compensation increased by $186,265 due to stock options and restricted stock units granted to the employees and strategic consultants of the Company.

Other items

During Q4 2024, other items amounted to an expense of $6,173,686 which is an increase of $5,986,065 from an expense of $187,621 during Q4 2023. The changes in other items were impacted by the following items:

For the period ended	Q4 2024	Q4 2023	Change
Interest expense	$(1,587)	$(72,360)	$70,773
Other income	(19,550)	6,350	(25,900)
Legal claim expense	(6,307,258)	-	(6,307,258)
Grant income	154,709	(121,611)	276,320
Total other items	$(6,173,686)	$(187,621)	$(5,986,065)

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VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

●	Interest expense decrease relates to the interest accrual of the convertible debentures in Q4 2023.

●	Other income of $(19,550) consisted of interest income from interest-bearing accounts offset by a settlement agreement of $50,000 with a former consultant of the Company.

●	Legal claim expense of $6,307,258 refers to a final arbitration award was issued in this action on May 17, 2024. The final award imposes liability against: (i) Verses Technologies USA, Inc., a subsidiary of the Company, jointly and severally with Cyberlab, LLC (a company owned by the Company’s president, Dan Mapes), in the amount of $6,307,258, inclusive of interest; and (ii) Cyberlab, VTU and its principals, Gabriel René and Dan Mapes, jointly and severally, for damages in the amount of $1,900,000, interest of $709,973, costs of $64,303 and the fees of plaintiff’s counsel totaling $920,231. To resolve their part of joint and several liability, Mr. René and Mr. Mapes are working toward satisfying the portion of the award that applies to them as individuals. The remaining liability belongs to VTU, a subsidiary of the company. VTU is pursuing resolution negotiations which are ongoing. However, the likelihood of a favourable or unfavourable outcome, or an estimate of the amount or range of potential loss, which is isolated to VTU, is not reasonably foreseeable at this time.

●	Grant income was related to a government grant received from INEA, which was delegated under the European Commission. The grant was awarded for the project entitled Creating the 21st century spatial ecosystem – FF2020. Grant income increased because the Company has concluded the final deliverables and received the final grant payment (€142,000).

FINANCIAL RESULTS FOR THE YEAR ENDED MARCH 31, 2024

	March 31, 2024	March 31, 2023	March 31, 2022
Total revenue	$1,966,731	$1,605,104	$2,773,841
Loss from Continuing Operations	(40,140,157)	(19,481,395)	(4,423,226)
Loss from Continuing Operations Per Class A Subordinate Voting Shares - Basic and Diluted	(0.29)	(0.17)	(0.06)
Loss from Continuing Operations Per Class B Proportionate Voting Shares - Basic and Diluted	(1.81)	(1.08)	(0.35)
Net loss	(46,891,716)	(19,860,779)	(9,115,447)
Loss Per Class A Subordinate Voting Shares - Basic and Diluted	(0.34)	(0.18)	(0.11)
Loss Per Class B Proportionate Voting Shares - Basic and Diluted	(2.11)	(1.10)	(0.71)
Total assets	5,699,640	8,640,747	9,028,388
Total liabilities	$11,889,378	$7,799,374	$2,312,449

11

VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

The following table provides an overview of the financial results for the year ended March 31, 2024, as compared to March 31, 2023:

For the year ended	March 31, 2024	March 31, 2023
Revenue	$1,966,731	$1,605,104
Cost of revenue	(1,699,170)	(1,135,548)
	267,561	469,556
Expenses:
Accounting fees	538,394	615,546
Consulting fees	4,146,232	1,118,877
Depreciation	261,747	236,130
Investor relations	2,652,392	1,325,615
Legal fees	2,015,619	1,127,083
Management fees	41,067	-
Marketing	4,328,186	1,757,983
Office and general	1,709,991	1,257,850
Personnel expenses	3,713,861	2,954,123
Rent	26,838	27,549
Research and development	12,024,288	5,881,540
Share based payments	7,850,119	2,706,068
Travel and meals	1,098,984	942,587
	40,407,718	19,950,951

Other items:
Interest expense	(348,441)	(95,167)
Accretion expense	(203,918)	(36,626)
Other income	240,293	24,305
Legal claim expense	(6,307,258)	-
Grant income	154,709	136,045
LOSS BEFORE INCOME TAXES	$(46,604,772)	$(19,452,838)

DISCUSSIONS OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 2024

VERSES recorded a loss before income taxes of $46,604,772 during the year ended March 31, 2024, which is $27,151,934 higher than the loss before income taxes of $19,452,838 during the year ended March 31, 2023, mainly attributable to the legal claim expense ($6,307,258), research and development ($6,142,748), increases in shared-based payments ($5,144,051), consulting fees ($3,027,355), and marketing expenses ($2,570,203).

Revenues

During the year ended March 31, 2024, the Company’s revenue was $1,966,731, an increase of $361,627 compared to $1,605,104 during the year ended March 31, 2023. This increase is attributable to a new project related to software development initiated in Q3 2024.

For the year ended	March 31, 2024	March 31, 2023	Change
Recognized at a point in time	$218,600	$500,000	$(281,400)
Recognized over the duration of contracts	1,748,131	1,105,104	643,027
Total Revenue	$1,966,731	$1,605,104	$361,627

12

VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

For the year ended March 31, 2023, the Company recognized $500,000 in revenue from proof-of-concept projects, and $1,105,104 from NRI.

During the year ended March 31, 2024, the Company recognized $185,000 from a proof-of-concept project, $33,600 from a software sublicencing, $1,105,104 from NRI, and $773,600 from a software development project.

Cost of revenue

The Company incurred $1,699,170 in cost of revenue during the year ended March 31, 2024, an increase of $563,622 when compared to $1,135,548 during the year ended March 31, 2023, mainly attributed to higher costs with third parties related a new project related to software development initiated in Q3 2024.

Expenses

Expenses increased $20,456,767 from $19,950,951 in the year ended March 31, 2023 to $40,407,718 in the year ended March 31, 2024. The changes in expenses were attributable to the following items:

For the year ended	March 31, 2024	March 31, 2023	Change
Accounting fees	$538,394	$615,546	$(77,152)
Consulting fees	4,146,232	1,118,877	3,027,355
Depreciation	261,747	236,130	25,617
Investor relations	2,652,392	1,325,615	1,326,777
Legal fees	2,015,619	1,127,083	888,536
Management fees	41,067	-	41,067
Marketing	4,328,186	1,757,983	2,570,203
Office and general	1,709,991	1,257,850	452,141
Personnel expenses	3,713,861	2,954,123	759,738
Rent	26,838	27,549	(711)
Research and development	12,024,288	5,881,540	6,142,748
Share based payments	7,850,119	2,706,068	5,144,051
Travel and meals	1,098,984	942,587	156,397
Total operating expenses	$40,407,718	$19,950,951	$20,456,767

●	Consulting fees increased by $3,027,355 as a direct result of increases to business development consulting ($2,804,276), financial advisory services ($171,352), and general consulting services which represented a net increase of $51,727. Consulting fees paid to advisors were used to advance the Company’s business objectives which include, but are not limited to: development and dissemination of corporate information; strategic corporate and media partner introductions; management of business relationships; preparation of capital structure and valuation materials; sourcing potential acquisition and investment targets; and securing commodity marketing partners.

●	The investor relations increase of $1,326,777 is mostly attributed to investor communications initiatives that are directly related to the Company’s public offerings and ongoing investor relations. Main expenses are related to the development of the corporate and business strategy, including the introduction of the Company on international exchanges and partners, especially in the European market ($1,263,086), public relations to provide the Company a profile and visibility in the investment community, investor relations programs and strategies, and defining strategic and financial objectives ($79,397). Other investor relations expenses represented a net decrease of $15,706.

13

VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

●	The increase of $2,570,203 related to marketing is attributable to increases in branding and awareness campaigns. Main expenses are related to digital marketing services ($1,256,986), marketing and investor awareness including content creation management, author sourcing, project management and media distribution ($362,194), video production ($360,000) and targeted marketing campaigns ($149,000). Other marketing expenses represented an increase of $442,023.

●	Research and development increased by $6,142,748 as the Company focused on further development of its products, as well as incubation of new concepts.

●	Share based compensation increased by $5,144,051 due to stock options and restricted stock units granted to the employees and strategic consultants of the Company.

Other items

During the year ended March 31, 2024, other items amounted to an expense of $6,464,615 which is a decrease of $6,493,172 from an income of $28,557 during the year ended March 31, 2023. The changes in other items were impacted by the following items:

For the year ended	March 31, 2024	March 31, 2023	Change
Interest expense	$(348,441)	$(95,167)	$(253,274)
Accretion expense	(203,918)	(36,626)	(167,292)
Other income	240,293	24,305	215,988
Legal claim expense	(6,307,258)	-	(6,307,258)
Grant income	154,709	136,045	18,664
Total other items	$(6,464,615)	$28,557	$(6,493,172)

●	Interest expense increase relates to the interest accrual of the convertible debentures during the year ended March 31, 2024.

●	Accretion expense increase relates to the interest accrual of the convertible debentures during the year ended March 31, 2024.

●	Other income of $240,293 consisted of interest income from the Company’s interest-bearing account partially offset by a settlement agreement of $50,000 with a former consultant of the Company.

●	Legal claim expense of $6,307,258 refers to a final arbitration award was issued in this action on May 17, 2024. The final award imposes liability against: (i) Verses Technologies USA, Inc., a subsidiary of the Company, jointly and severally with Cyberlab, LLC (a company owned by the Company’s president, Dan Mapes), in the amount of $6,307,258, inclusive of interest; and (ii) Cyberlab, VTU and its principals, Gabriel René and Dan Mapes, jointly and severally, for damages in the amount of $1,900,000, interest of $709,973, costs of $64,303 and the fees of plaintiff’s counsel totaling $920,231. To resolve their part of joint and several liability, Mr. René and Mr. Mapes are working toward satisfying the portion of the award that applies to them as individuals. The remaining liability belongs to VTU, a subsidiary of the company. VTU is pursuing resolution negotiations which are ongoing. However, the likelihood of a favourable or unfavourable outcome, or an estimate of the amount or range of potential loss, which is isolated to VTU, is not reasonably foreseeable at this time.

14

VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

●	Grant income was related to a government grant received from INEA, which was delegated under the European Commission. The grant was awarded for the project entitled Creating the 21st century spatial ecosystem – FF2020.

LIQUIDITY AND CAPITAL RESOURCES

For the year ended	March 31, 2024	March 31, 2023	Change
Cash used in operating activities	$(29,439,398)	$(16,707,633)	$(12,731,765)
Cash used in investing activities	(1,255,737)	(828,466)	(427,271)
Cash provided (used in) financing activities	27,538,420	15,871,730	11,666,690
Foreign exchange effect on cash	(347,839)	(402,341)	54,502
Net change in cash and restricted during the period	$(3,504,554)	$(2,066,710)	$(1,437,844)

Cash used in operating activities is comprised of net loss, add-back of non-cash expenses, and net change in non-cash working capital items. Cash used in operating activities increased to $29,439,398 in the year ended March 31, 2024 from $16,707,633 in the year ended March 31, 2023. The increase is attributed to the higher loss adjusted by items not involving cash in the year ended March 31, 2024 ($15,451,753).

The increase in financing activities is due to net proceeds from the exercise of warrants and options, LIFE Offering, and the 2023 Special Warrants in the period year ended March 31, 2024.

The Company has historically raised sufficient funds to carry out its growth plans, in part, on the continuation of its agreements and investor support. The Company will continue to rely on such support to generate sufficient amounts of cash and cash equivalents to maintain capacity, satisfy short and long term capital requirements, and meet planned growth objectives. The ability of the Company to arrange additional financing in the future will depend, in part, on the prevailing capital market conditions and its success with its strategic collaborations. Any quoted market for the Company’s shares may be subject to market trends generally, notwithstanding any potential success of the Company in creating new revenues, cash flows or earnings. The general working capital requirements are explained in the Use of Proceeds From Previous Financings section.

The Company’s ability to continue its operations and to realize its assets at their carrying values is dependent upon obtaining additional financing and generating revenues sufficient to cover its operating costs. The necessity that the Company raise sufficient funds to carry out its growth plans are conditional, in part, on the continuation of its agreements and investor support. The material uncertainty raised by these events and conditions may cast substantial doubt about the Company’s ability to continue as a going concern. The Company’s financial statements do not give effect to any adjustments, which would be necessary should the Company be unable to continue as a going concern. In such circumstances, the Company would be required to realize its assets and discharge its liabilities outside of the normal course of business, and the amounts realized could differ materially from those reflected in the accompanying condensed consolidated interim financial statements.

The Company’s consolidated financial statements have been prepared on a going concern basis which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company has incurred losses since inception and has not yet achieved profitable operations. The Company has been relying on debt and equity financing to fund its operation in the past. While the Company has been successful in securing financing to date, there can be no assurances that it will be able to do so in the future. As noted in the report of our independent public accountants for our financial statements for the year ended March 31, 2024, the aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that such audited annual financial statements were issued.

15

VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

Historically, the Company has used net proceeds from issuances of debt and equity to provide sufficient funds to meet its near-term asset development plans and other contractual obligations when due. Management plans to fund operations of the Company with its current working capital and through additional equity and/or debt financings. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

In view of these matters, continuation as a going concern is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to, meets its financial requirements, raise additional capital, and the success of its future operations.

The Company’s long-term capital requirements may vary materially from those currently planned and will depend on many factors, including the rate of net sales growth, the timing and extent of spending on research and development efforts and other growth initiatives, the expansion of sales and marketing activities, the timing of new products, and overall economic conditions. The ability of the Company to arrange additional financing in the future will depend, in part, on the prevailing capital market conditions and its success with its strategic collaborations. Any quoted market for the Subordinate Voting Shares may be subject to market trends generally, notwithstanding any potential success of the Company in creating new revenues, cash flows or earnings. The sale of additional equity would result in additional dilution to the Company’s shareholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that may restrict our operations. There can be no assurances that we will be able to raise additional capital on terms that are attractive to us or at all. The inability to raise capital would adversely affect our ability to achieve our business objectives.

COMMITMENTS

The Company has an obligation to pay royalties to Cyberlab, LLC (a company owned by a director and officer). Cyberlab shall be entitled to receive a share of the gross revenue derived from the sales, licensing and other commercial activities involving Spatial Domain Names, pursuant to the following schedule:

●	Years 1 through 10 of the Spatial Domain Program: Cyberlab shall be entitled to Five Percent (5%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Five Percent (95%) to allocate between itself and other Spatial Domain Program stakeholders (e.g. registries, registrars, etc.) as it sees fit.
●	Years 11 through 14 of the Spatial Domain Program: Cyberlab shall be entitled to retain Four Percent (4%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Six Percent (96%).
●	Years 15 through 17 of the Spatial Domain Program: Cyberlab shall be entitled to retain Three Percent (3%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Seven Percent (97%).
●	Years 18 and 19 of the Spatial Domain Program: Cyberlab shall be entitled to retain Two Percent (2%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Eight Percent (98%).
●	Years 20 through 25 of the Spatial Domain Program: Cyberlab shall be entitled to retain One Percent (1%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Nine Percent (99%).

As of March 31, 2024, no amounts are payable under the royalties agreement.

16

VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

The Company is obligated to grant stock options (“Options”), deferred share units (“DSU”), or restricted stock units (“RSU”) to qualifying consultants and employees based on their respective contracts, to be determined at grant date based on the market price of the Company’s shares. As at March 31, 2024, 9,394,670 equity compensation has been granted, and the outstanding commitment balance is 8,965,855 (2023 - 16,363,264) to be granted as options, RSUs or DSUs.

The Company has also entered into severance agreements with executives of the Company. In the case of involuntary termination or a change in control, the executives are entitled to a monetary payment equal to 12 month’s worth of base salary, continuation for 12 months of medical and dental insurance, and immediate, accelerated vesting of all stock options, equity, and related compensation.

OUTSTANDING SHARE CAPITAL

As at	The date of this MD&A	March 31, 2024
Shares issued to Class A Subordinate Voting Share shareholders	150,095,452	86,543,603
Shares issued to Class B Proportionate Voting Shares shareholders	-	10,000,000

On May 30, 2024, the Company converted 10,000,000 Class B Proportionate Voting Share into 62,500,000 Class A Subordinate Voting Shares.

OUTSTANDING WARRANTS

As at		The date of this MD&A	March 31, 2024
Warrants	(Note 1)	1,250,000	1,250,000
Warrants	(Note 2)	28,345,753	22,457,647
Special Warrants	(Note 3)	10,000,000	-
		39,595,753	23,707,647

Notes:

(1)	Assumed from VHI - each warrant entitles the holder thereof to acquire one Subordinate Voting Share of the Company for a price of CAD$0.40 per Subordinate Voting Share until April 15, 2026.
(2)	- 1,151,892 finder’s warrants issued are exercisable at CAD$0.80 into one Subordinate Voting Share and one-half share purchase warrant, where each full warrant is exercisable at CAD $1.20 into one Subordinate Voting Share.
-108,233 finder’s warrants are exercisable at CAD$1.20 into one Subordinate Voting Share.
-10,009,717 warrants are exercisable at CAD$1.00 into one Subordinate Voting Share.
-211,662 warrants are exercisable at CAD$1.20 into one Subordinate Voting Share.
-1,228,382 finder’s warrants are exercisable at CAD$1.00 into one Subordinate Voting Share and one-half share purchase warrant, where each full warrant is exercisable at CAD $1.20 into one Subordinate Voting Share.
-7,956,740 warrants are exercisable at CAD$2.55 into one Subordinate Voting Share.
-789,127 finder’s special warrants exercisable at CAD$2.05 into one Subordinate Voting Share and one-half share purchase warrant, where each full warrant is exercisable at CAD $2.55 into one Subordinate Voting Share.
-6,890,000 warrants are exercisable at CAD$1.50 into one Subordinate Voting Share.
(3)	Details for the 2024 Special Warrant Financing can be found in the Highlights - Q4 2024 section.

17

VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

OUTSTANDING STOCK OPTIONS

As at		The date of this MD&A	March 31, 2024
Stock options	(Note 1)	13,646,250	14,646,250

Notes:

(1)	- 2,800,000 stock options are exercisable at CAD$0.80 into one Subordinate Voting Share.
- 865,000 stock options are exercisable at CAD$1.00 into one Subordinate Voting Share.
- 100,000 stock options are exercisable at CAD$1.65 into one Subordinate Voting Share.
- 9,881,250 stock options are exercisable at CAD$1.35 into one Subordinate Voting Share.

OUTSTANDING RESTRICTED SHARE UNITS (“RSUs”)

As at		The date of this MD&A	March 31, 2024
RSUs	(Note 1)	1,650,000	650,000

Notes:

(1)	RSUs are convertible into one Subordinate Voting Shares or payable in cash.

TRANSACTIONS WITH RELATED PARTIES

The Company’s related parties consist of directors, executive officers, and companies owned in whole or in part by those individuals. Transactions are measured at the exchange amount, which is the amount agreed to by the parties.

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company. The Company has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and senior officers.

The following salaries and expenses were incurred:

	Year ended
	March 31,
	2024	2023
Management fees	$41,067	$-
Management salaries and benefits included in personnel expenses	1,382,130	1,139,079
Share-based payments (note 8)	1,783,901	639,198
	$3,207,098	$1,778,277

The following management members incurred in the salaries:

	Year ended
	March 31,
	2024	2023
Management salaries, Chief Executive Officer and Founder	463,829	323,563
Management salaries, President and Founder	381,251	281,045
Management salaries, Chief Financial Officer	266,239	271,784
Management salaries, Chief Commercial Officer	270,811	262,687
Management fees, Chair of the Board of Directors	41,067	-
Total	$1,423,197	$1,139,079

Included in accounts payable and accrued liabilities at March 31, 2024 were amounts totaling $21,073 (2023 – $nil) due to key management personnel.

18

VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

Included in due from related parties at March 31, 2024 were amounts totaling $1,937,270 (2023 - $866,688) due from companies controlled by key management personnel, and a loan granted to one member of the management of the Company.

-	$954,150 (2023 - $261,022) was paid as pre-payment of royalties owing to Cyberlab, LLC (“Cyberlab”), an entity controlled by Dan Mapes, President and a director of the Company. Such royalties are payable and due upon the commercialization of the Genius. This amount is unsecured, interest-free, and settlement generally occurs in cash.
-	$918,184 (2023 - $605,666) was paid as advances to support the Spatial Web Foundation, an entity controlled Gabriel Rene, CEO and a director of the Company. The Spatial Web Foundation is currently developing standards for the ethical interoperability between augmented and virtual reality, which the Company considers essential for the proper development of Web 3.0. This amount is unsecured, interest-free, and settlement generally occurs in cash.
-	$64,936 (2023 - $nil) was advanced to Michael Wadden, Chief Commercial Officer of the Company, as a loan to allow Mr. Wadden to discharge taxes owing in connection with equity compensation granted by the Company. This loan is unsecured and has an annual interest rate of 5% and requires principal and interests to be paid in full by May 1, 2033. No repayments were made in the year ended March 31, 2024.

On December 15, 2023, the Company granted 2,046,777 stock options to the Chief Financial Officer (439,506) and the Chief Commercial Officer (1,607,271) of the Company with an exercise price of CAD$1.35, expiring in 5 years, where 1,671,660 stock options are vested on the grant date, based on previous commitments, and 6.25% every subsequent quarter. The stock options were fair valued at $1,563,855 of which $1,423,781 is recognized in the year using the Black-Scholes option pricing model (Note 8).

At March 31, 2024, the RSUs granted to a director were valued at a fair value of $ 433,765 (2023 - $302,537) based on the market price of one Class A share on revaluation date. The fair value recognized as an expense in the year ended March 31, 2024 is $148,636.

At March 31, 2024, the stock options granted to the directors recognized as an expense using the graded vesting method over the vesting period is $211,484.

USE OF PROCEEDS FROM PREVIOUS FINANCINGS

The Company is primarily focused on developing Genius™, an intelligence-as-a-service smart software platform, which absorbs the Company’s KOSM™ and KOSM Exchange products, and the business is based on the idea of the “Spatial Web” – an open, hyper-connected, context-aware, governance-based network of humans, machines and AI. The Use of Proceeds schedule published in the Company’s Form 45-106F19 (Offering Document under the Listed Issuer Financing Exemption) filed in connection with the overnight marketed offering of units of the Company which completed on July 6, 2023 (the “LIFE Offering”), which identified individual development targets which has been consolidated into a singular development category.

Intended Use of Proceeds of July 2023 Private Placement		Actual Use of Proceeds from July 2023 Private Placement	(Over)/under expenditure
Description	CAD$	CAD$	CAD$
Development and further adoption of Spatial Web Protocols	1,185,000
Developing KOSM spatial web operating system and selected applications (GIA)	6,440,000	18,907,912	(9,417,912)
Research and development of active inference and deep learning models	1,865,000
Sales and marketing for customer acquisition, branding, and public relations	3,730,000	3,577,748	152,252
Investor relations	1,020,000	1,433,873	(413,873)
General and administrative	4,754,500	6,253,140	(1,498,640)
Unallocated working capital	2,110,500	-	2,110,500
Total	21,105,000	30,172,673	(9,067,673)

19

VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

The Company raised CAD$3,090,443 more than anticipated in the LIFE Offering, in addition to CAD$3,250,783 in warrants and options exercised between July 1, 2023 and July 2, 2024, and net proceeds of CAD$7,667,410 from the 2024 Special Warrants Financing. Combined, these differences added $14,008,636 to the Company’s expected working capital. As a result, the Company adjusted its original anticipated development and sales and marketing timeline which decreased the expected timeframe for launching Genius™ Beta to its partners.

The Company has invested $18,907,912 on the development of the Genius™ Beta, representing 199% of the original combined three prior development categories. This is directly attributable to the Company expediting development.

The Company has invested $3,577,748 on sales and marketing, representing 96% of the original intended use of proceeds. This is directly attributable to launching the Genius™ Beta earlier than anticipated.

The Company has invested $1,433,873 on investor relations, representing 141% of the original intended use of proceeds. This increase is a result of sourcing additional capital and identifying capital raising opportunities, including cross listing on international exchanges in European markets.

The Company invested $6,253,140 on general and administrative expenses, representing 131% of the original intended use of proceeds. This is consistent with the expenditures listed above.

The Company continues to rely on the continuation of its agreements and investor support to generate sufficient cash and cash equivalents to maintain capacity, satisfy short and long term capital requirements, and meet planned growth objectives. The Company’s decision to expedite development has resulted in the Company meeting its objective to launch Genius™ Beta to its partners earlier than expected. The expediting of the launch of Genius is also expected to result in the available funds depleting sooner than anticipated, and the Company intends to offset this difference with additional cash generation from its capital raising initiatives.

20

VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

CRITICAL ACCOUNTING ESTIMATES

●	Equipment – The Company reviews its estimate of the useful lives of depreciable assets at each reporting date, based on the expected utilization of the assets. Uncertainties in these estimates relate to technical obsolescence that may change the utilization of equipment.

●	Recoverability of accounts receivable, contracts assets, and unbilled revenues, and allowance for credit loss – The Company provides an allowance for the expected credit losses based on an assessment of the recoverability of accounts receivable. Allowances are applied to accounts receivable at initial recognition based on the probability of default by the customers. Management analyzes historical bad debts, customer concentrations, customer creditworthiness, current economic trends, and changes in customer payment terms when making a judgment to evaluate the adequacy of the allowance for expected credit losses. Where the expectation is different from the original estimate, such difference will impact the carrying value of accounts receivable.

●	Share-based payments – The fair value of stock options granted and compensatory warrants are measured using the Black-Scholes option pricing model. Measurement inputs include share price on measurement date, exercise price of the option, expected volatility, expected life of the options, expected dividends, and the risk-free rate. The Company estimates volatility based on its historical share price or historical share price of comparable companies, excluding specific time frames in which volatility was affected by specific transactions that are not considered to be indicative of the entities’ expected share price volatility. The expected life of the options and warrants is based on historical experience and general option holder behavior. Dividends were not taken into consideration as the Company does not expect to pay dividends.

●	Convertible debenture – The convertible debenture included an option which can be settled in the Company’s Subordinate Voting Shares. Therefore, the value of the convertible debenture was separated into its liability and equity components on the consolidated statements of financial position. The liability component is initially recognized at fair value, calculated at the net present value of the liability based upon non-convertible debt issued by comparable issuers and accounted for at amortized cost using the effective interest rate method. The effective interest rate used is the estimated rate for non-convertible debt with similar terms at the time of issue.

●	Right-of-use asset and lease liability – The right-of-use asset and lease liability is measured by discounting the future lease payments at incremental borrowing rate. The incremental borrowing rate is an estimated rate the Company would have to pay to borrow over a similar term and with similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment.

●	Income tax – Income tax expense is comprised of current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity. Current tax expense is the expected tax payable on taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

●	Simple agreement for future equity (“SAFE”) – The fair value of the SAFE was determined using a probability weighted expected return model based on the scenarios in accordance with the agreements. The timing and probability for each scenario is based on management’s best estimate. Where the actual outcome is different from the estimate, such difference will impact the carrying value of SAFE.

21

VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

FINANCIAL INSTRUMENTS

As of March 31, 2024, the Company’s financial instruments consist of cash, accounts receivable, due from related parties, accounts payable and accrued liabilities, restricted share unit liability, and loans payable.

IFRS 13 Fair Value Measurement establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. IFRS 13 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities.

Level 2 – Inputs that are observable, either directly or indirectly, but do not qualify as Level 1 inputs (i.e., quoted prices for similar assets or liabilities).

Level 3 – Prices or valuation techniques that are not based on observable market data and require inputs that are both significant to the fair value measurement and unobservable.

The Company uses judgment to select the methods used to make certain assumptions and in performing the fair value calculations in order to determine (a) the values attributed to each component of a transaction at the time of their issuance; (b) the fair value measurements for certain instruments that require subsequent measurement at fair value on a recurring basis; and (c) for disclosing the fair value of financial instruments subsequently carried at amortized cost. These valuation estimates could be significantly different because of the use of judgment and the inherent uncertainty in estimating the fair value of these instruments that are not quoted in an active market.

The fair value of cash, accounts receivable, due from related parties, accounts payable, promissory notes, provision for legal settlement,and loans are measured using Level 1 inputs, the fair value of restricted share unit liability is measured using Level 2 inputs.

The carrying value of the Company’s other financial instruments approximate their fair values due to their short-term maturities.

There were no transfers between the levels of the fair value hierarchy during the period.

As of March 31, 2024	Level 1	Level 2	Level 3	Total
Assets:
Cash	$892,727	$-	$-	$892,727
Accounts receivable	$100,000	$-	$-	$100,000
Due from related parties	$983,120	$-	$-	$983,120
Liabilities:
Accounts payable and accrued liabilities	$2,865,002	$-	$-	$2,865,002
Promissory notes	$2,000,000	$-	$-	$2,000,000
Provision for legal claim	$6,307,258	$-	$-	$6,307,258
Restricted share unit liability	$-	$576,214	$-	$576,214
Loans payable	$140,904	$-	$-	$140,904

As of March 31, 2023	Level 1	Level 2	Level 3	Total
Assets:
Cash	$4,397,281	$-	$-	$4,397,281
Accounts receivable	$35,000	$-	$-	$35,000
Due from related parties	$605,666	$-	$-	$605,666
Liabilities:
Accounts payable and accrued liabilities	$1,249,299	$-	$-	$1,249,299
Loans payable	$143,331	$-	$-	$143,331
SAFE	$-	$-	$1,025,000	$1,025,000
Convertible debentures	$-	$4,905,334	$-	$4,905,334

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VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The financial instrument that potentially subjects the Company to concentrations of credit risk consists principally of cash, accounts receivable, and due from related parties. To minimize the credit risk, the Company places its cash with high-quality financial institutions. Subsequent to March 31, 2024, the Company collected $100,000 of the accounts receivable outstanding balance.

Amounts due from related parties of $1,937,270 (2023 - $866,688) are due from companies controlled by key management personnel and as such, credit risk is assessed as low. As of March 31, 2024, management assessed that there is no need to provide a credit loss allowance.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis. The Company ensures that there are sufficient funds to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash.

Contractual cash flow requirements as of March 31, 2024, were as follows:

	<1 year $	1-2 years $	2-5 years $	>5 years $	Total $
Accounts payable and accrued liabilities	2,865,002	-	-	-	2,865,002
Loans payable	2,007,752	7,752	23,256	102,144	2,140,904
Total	4,872,754	7,752	23,256	102,144	5,005,906

As of March 31, 2024, the Company had working capital of $(7,270,243) (2023 - $640,853).

Foreign exchange risk

Foreign exchange risk is the risk that the fair value or future cash flows will fluctuate due to changes in foreign exchange rates. The Company has financial assets denoted in Euros and Canadian dollars, and is therefore exposed to exchange rate fluctuations. As of March 31, 2024, the Company had the equivalent of $117,648 (2023 - net financial liabilities - $18,423) in net financial assets denominated in Euros and $552,476 (2023 - $671,405) net financial liabilities denominated in Canadian dollars.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates. The interest earned on cash balances approximate fair value rates, and the Company is not subject to significant risk due to fluctuating interest rates. As of March 31, 2024 and 2023, the Company does not hold any liabilities that are subject to fluctuations in market interest rates.

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VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

Price risk

Price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market prices, other than those arising from interest rate risk or currency risk. The Company is not exposed to other price risk.

SIGNIFICANT PROJECTS NOT GENERATING REVENUE

The Company expects to launch a private beta program of its Genius™ software with a few select partners, with whom the Company has existing business relationships by the end of June 2024, and thereafter expects to launch a publicly accessible beta program for a broader number of developers to ensure systems and resources are in place to meet demand at scale. A fully open beta program is expected to precipitate a full 1.0 launch of Genius™, which is estimated to occur in 2025. Further information regarding the projected costs and anticipated timing are explained in the Use of Proceeds From Previous Financings section.

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The information included in the consolidated financial statement and this MD&A is the responsibility of management, and their preparation requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amount of expenses during the reported period. Actual results could differ from those estimates.

RELIANCE ON KEY PERSONNEL

The success of the Company will be largely dependent upon the performance of its management and key employees and contractors. In assessing the risk of an investment in the shares of the Company, potential investors should realize that they are relying on the experience, judgment, discretion, integrity and good faith of the proposed management of the Company.

CONFLICTS OF INTEREST

Certain directors and officers of the Company will be engaged in, and will continue to engage in, other business activities on their own behalf and on behalf of other companies. As a result of these and other activities, such directors and officers of the Company may become subject to conflicts of interest. The BCBCA provides that in the event that a director or senior officer has a material interest in a contract or proposed contract or agreement that is material to the issuer, the director or senior officer must disclose his or her interest in such contract or agreement and a director must refrain from voting on any matter in respect of such contract or agreement, subject to and in accordance with the BCBCA. To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the BCBCA. To the knowledge of the management of the Company, as at the date of this MD&A, there are no existing or potential material conflicts of interest between the Company and a director or officer of the Company, except as otherwise disclosed in this MD&A.

DIVIDENDS

To date, the Company has not paid any dividends on its outstanding Subordinate Voting Shares. Any decision to pay dividends on the shares of the Company will be made by the Board of Directors on the basis of the Company’s earnings, financial requirements and other conditions.

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VERSES AI INC. Management’s Discussion and Analysis As of July 2, 2024

LIMITED OPERATING HISTORY

The Company was incorporated in November 2020 and has yet to generate a profit from its activities. The Company will be subject to all of the business risks and uncertainties associated with any business enterprise, including the risk that it will not achieve its growth objective. The Company anticipates that it may take several years to achieve positive cash flow from operations. There is no certainty that the Company will produce revenue, operate profitably or provide a return on investment in the future.

OTHER RISK FACTORS

The Company is subject to a number of other risks and uncertainties and is affected by several factors which could have a material adverse effect on the Company’s business, financial condition, operating results, and/or future prospects. These risks should be considered when evaluating an investment in the Company and may, among other things, cause a decline in the price of the Company’s securities. The risks and uncertainties which management considered the most material to the Company’s business are described in the section entitled, “RISK FACTORS” of the Company’s Annual Information Form filed on SEDAR on July 2, 2024.

DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROLS OVER FINANCIAL REPORTING

Disclosure controls and procedures are intended to provide reasonable assurance that information required to be disclosed is recorded, processed, summarized, and reported within the time periods specified by securities regulations and that the information required to be disclosed is accumulated and communicated to management. Internal controls over financial reporting (“ICFR”) are intended to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. In connection with National Instrument 52-109 (Certificate of Disclosure in Issuer’s Annual and Interim Filings) (“NI 52-109”), the Chief Executive Officer and Chief Financial Officer of the Company have each delivered a certificate in form provided for in 52-109F1 - Certificate of Annual Filings with respect to the Company’s ICFR and the financial information contained in the consolidated financial statements for the year ended March 31, 2024 and this accompanying MD&A (together, the “Annual Filings”).

Changes in internal control over financial reporting

Since adoption on November 1, 2021, there have been no changes in the Company’s ICFR that have materially affected, or is reasonably likely to materially affect, the Company’s ICFR.

ADDITIONAL INFORMATION

Additional information about the Company, including the financial statements, is available on the Company’s website at https://www.verses.ai and on SEDAR at www.sedarplus.ca.

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